Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Unusual Machines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (2)	457(o)	(1)	(1)	$20,125,000.00	$110.20 per $1,000,000	$2,217.78
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts (3)					$20,125,000.00	$2,217.78
	Total Fees Previously Paid						$0
	Total Fee Offsets
	Net Fee Due						$2,217.78

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(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Represents maximum total gross proceeds of up to $20,125,000 from the sale of shares of common stock, par value $0.01 per share. This amount also includes common stock that may be issued upon exercise of a 45-day over-allotment option granted to the underwriter. Based on an assumed offering price of $4.25, the midpoint of the anticipated range of potential offering prices per share, the number of shares sold in the offering, including pursuant to the over-allotment option, would be 4,735,295 shares.

(3)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933.